Exhibit 10.1

ENCORE AGREEMENT

To:	Scott B. Ullem	Date:	November 4, 2025

From:	Christine McCauley	CC:	Bernard Zovighian

Subject: Encore – Work Continuity

On behalf of Edwards Lifesciences LLC (“Edwards” or the “Company”), we are pleased to offer you participation in the Edwards Encore contingent work program (“Encore”) in connection with your decision to retire from your current role with Edwards and its affiliates.

As discussed, as part of Encore, you will continue to work for Edwards on a reduced schedule beginning July 1, 2026, on the terms and conditions below. While you are employed with Edwards during Encore, you will, in good faith and to the best of your abilities, support Edwards and its affiliates in the transition of your duties and on such matters as the Company may reasonably request your assistance.

Following are the details of your role, transition, and changes to your compensation during the Encore period:

ENCORE PERIOD:	July 1, 2026 through June 30, 2028 (the “Retirement Date”). Your duties during the Encore period will be set forth on Exhibit A.

TITLE:	Edwards Strategic Advisor

Terms for July 1, 2026 – July 31, 2026 (or as mutually agreed upon by the parties hereto)

MONTHLY BASE SALARY:	$25,000

EIP BONUS TARGET:	45% of Monthly Base Salary

HEALTH CARE BENEFITS:	Eligible

VACATION ACCRUAL:	50% of 7.69 hours per payroll period

SICK TIME:	20 hours (annualized)

ESPP:	Eligible

Long Term Incentive	Existing grants continue to vest during the specified Encore period. Not entitled to any new grants.

Phone Reimbursement	Eligible

Terms for August 1, 2026 – June 30, 2028

MONTHLY BASE SALARY:	$11,793.48

EIP BONUS TARGET:	0% (ineligible)

HEALTH CARE BENEFITS:

Medical	Eligible through June 30, 2027 COBRA effective July 1, 2027

Dental/Vision	Eligible through July 31, 2026 COBRA effective August 1, 2026 (up to a maximum of 18 months in total)

VACATION ACCRUAL:	10% of 7.69 hours per payroll period

SICK TIME:	4 hours (annualized)

Please understand that nothing in this letter agreement modifies the at-will nature of your employment with Edwards, meaning that you or the Company may terminate your employment at any time (including, and notwithstanding anything else contained herein to the contrary, before the Retirement Date), for any (or no) reason, with or without prior notice, and with or without cause. Your Change-in-Control Severance Agreement, dated January 3, 2014, or any similar agreement or arrangement with Edwards Lifesciences Corporation (“ELC”), Edwards, or any affiliate is hereby terminated as of June 30, 2026, after which, and except as set forth in this letter agreement, you are not entitled to any benefits thereunder or with respect thereto. In addition, you acknowledge and agree that you are not entitled to any benefits (contingent or otherwise) under any other agreement or offer letter with Edwards or any affiliate (except that your Employment Agreement, as defined below, including any obligation thereunder continues in effect). In addition (and except as provided in the next paragraph), you will not be entitled to benefits under any severance plan, policy, or arrangement of Edwards or any affiliate, in the event of the following: (i) a termination of your employment with Edwards or any affiliate for Cause1 during the Encore Period and before the Retirement Date, or (ii) your retirement on the Retirement Date.

During the Encore Period, in the event Edwards (or any successor) terminates your employment without Cause2 or you die or become disabled before the Retirement Date, then (subject to your satisfaction of the Conditions3):

(1)Edwards (or any successor) will continue to pay you (as severance) your base salary and target level EIP bonus(es) at the applicable levels provided for herein through the Retirement Date as though Edwards had not terminated your employment;

(2)All your then-outstanding and unvested stock options granted by ELC, as well as your then-outstanding and unvested restricted stock units granted by ELC that are not subject to performance-based vesting conditions, will vest in full as of the date of such separation of your employment (with the stock option exercise timing to remain subject to the standard Edwards retirement rules and the restricted stock units to be subject to the payment timing rules of the award applicable to a “retirement” as set forth in the respective award agreement); and

(3)All your then-outstanding and unvested restricted stock units granted by ELC that are subject to performance-based vesting conditions will remain outstanding and eligible to vest in full at the end of the applicable performance period based on the extent (if any) to which the applicable performance-based vesting conditions are satisfied (subject to vesting at the applicable “target” level pursuant to the applicable award terms if a “Change in Control” (as defined for purposes of the award) of ELC occurs during the applicable performance period).

While you are employed with Edwards (or any successor) during Encore, your salary will be paid in accordance with the Company’s regular payroll practices at the annualized rate provided for above. Your position is classified as a salaried, exempt position and as such, you are not eligible to receive overtime compensation. Edwards Incentive Plan (“EIP”) benefits are subject to, and will be determined in accordance with, the terms of the EIP. Employee Stock Purchase Plan, health care, and other benefits are subject to the terms and conditions of the applicable plan document(s) and Company policy. Edwards reserves the right to revise compensation and benefit terms from time to time, and to amend and terminate benefit plans from time to time so long as such revisions, amendments and terminations do not adversely affect you vis-a-vis other employees. All forms of compensation are subject to applicable withholding requirements.

You agree that, during Encore, you will continue to comply with all applicable Edwards and ELC policies. In addition, your obligations under your Employment Agreement, dated as of December 12, 2013, with Edwards, as may be amended (the “Employment Agreement”) continues in effect and applies as to your employment under Encore.

This letter agreement supersedes and replaces any prior understandings, negotiations, or agreements, whether oral, written or implied, between you, on the one hand, and Edwards and its affiliates, on the other hand, regarding the matters described in this letter agreement. This letter agreement may be amended only by a written agreement signed by both you and by an authorized officer of Edwards. This letter agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. This letter agreement is intended to comply with, and not result in, any tax, penalty or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and will be construed and interpreted consistent with such intent. Any installment payments pursuant to this letter agreement will be treated as a series of separate payments for such purposes.

If you have any questions about your participation in Encore or the terms provided above, please contact me directly.

Best regards,

/s/ Christine McCauley

Christine McCauley
CVP, Human Resources

Your signature below constitutes your acceptance of participation in the Encore program, as well as your acknowledgment and agreement with the terms and conditions provided above.

ACCEPTED AND AGREED:

/s/ Scott B. Ullem	Dated: November 4, 2025

Scott B. Ullem

_________________________
1 As used in this letter agreement, “Cause” means the occurrence of any of the following:

(a)You are convicted of (or enter a plea of guilty, nolo contendere, or a similar plea to) a felony or any crime involving moral turpitude, embezzlement, fraud, conversion of property or false statements or other similar acts;

(b)You are materially negligent in performing, or you materially fail to perform (other than by reason of your death or disability, as reasonably determined), your duties to the Company or ELC, which circumstance or failure (if reasonably capable of a cure) is not cured withing 30 days after the Company delivers written notice to you that identifies and describes the alleged circumstance or failure;

(c)You violate in any material respect an Edwards or ELC policy applicable to you or you breach in any material respect your Employment Agreement, which breach or violation (if reasonably capable of a cure) is not cured within 30 days after the Company delivers written notice to you that identifies and describes the alleged violation or breach; or

(d)You engage in a material act of fraud, dishonesty or other material act of willful misconduct in the course of your duties for Edwards or any of its affiliates or you engage in conduct that causes material harm to the name, reputation or business interests of Edwards or any of its affiliates.

2 As used in this letter agreement, “Conditions” means the following:

(a)You or your estate timely (as provided below) provide Edwards with a valid, executed general release agreement (“General Release”) substantially in the form attached hereto on Exhibit B, and such General Release is not revoked by you (in whole or in part) pursuant to any revocation rights afforded by applicable law. You or your estate must execute and return such General Release to Edwards within the appropriate timeframe required to make the Release maximally enforceable under the ADEA after your separation from Edwards. In no event will you be entitled to exercise any options, or receive payment for any equity awards, that accelerate in connection with such separation of your employment unless and until such General Release condition is timely satisfied.

(b)If, after separation of your employment, Edwards discovers that Cause existed to terminate your employment, or if you breach any of your ongoing obligations under your Employment Agreement after separation of your employment, Edwards may terminate payment of any remaining unpaid portion of your severance benefits and you will have no further right with respect thereto or in respect thereof (and, for clarity, such payment termination shall not alter the enforceability of the General Release).